UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

ASTA FUNDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26906	22-3388607
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Gary Stern, Chief Executive Officer of Asta Funding, Inc. (the “Company”) acquired 300,000 shares of the Company’s common stock on January 27, 2010 pursuant to the exercise of stock options which had the effect of converting approximately $800,000 of the Company’s outstanding indebtedness into equity.

Mr. Stern was awarded 300,000 stock options under the 1995 Stock Option Plan of Asta Funding, Inc. in September 2000 with an exercise price of $2.625 per share.

The Company had been indebted to Asta Group, Inc. (the “Family Entity”) in the sum of approximately $8.2 million. The Family Entity is a greater than 5% shareholder of the Company beneficially owned and controlled by Arthur Stern, a director of the Company, Gary Stern, and members of their families. On April 29, 2008, the Company obtained a subordinated loan from the Family Entity in the aggregate principal amount of $8,226,278. The loan currently bears interest at a rate of 10% per annum, and is payable interest only each quarter until its maturity date of December 31, 2010.

On January 27, 2010, the Company re-paid approximately $860,740 of the subordinated loan. The Company delivered $787,500 to the Family Entity, and will deliver $73,240 to Bank of Montreal (“BMO”) to hold as collateral, as approximately 8.5% of the loan to the Family Entity secures the obligations due to BMO by Palisades Acquisition XVI, LLC, the Company’s wholly owned subsidiary. The Family Entity then delivered its portion of the loan payment to Gary Stern, who used it to exercise the stock options awarded to him in 2000.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: January 29, 2010

By: /s/ Robert Michel
Robert Michel
Chief Financial Officer